Exhibit 99.01

Neuralstem Appoints Ken Carter, Ph.D., as Executive Chairman of the Board

- Seasoned biotech executive and accomplished scientific leader with broad experience from early-stage company development to managing publicly traded entities -

GERMANTOWN, Md., Dec. 18, 2018 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on the development of nervous system therapies based on its neural stem cell and small molecule technologies, appointed Kenneth C. Carter, Ph.D., as the Company’s Executive Chairman of the Board to be effective on January 1, 2019. Dr. Carter will replace interim CEO, Jim Scully, who will be stepping down.

“Dr. Carter brings a wealth of drug development expertise and executive leadership having led both private and public biotechnology companies. His leadership will be invaluable to Neuralstem at a critical juncture in the Company’s evolution,” said William Oldaker, Chairman of the Board. “Our team will greatly benefit from Dr. Carter’s entrepreneurial background with development stage companies. On behalf of the Board, I would like to thank Jim for his guidance during this transition period.”

“I look forward to working with the team at Neuralstem to develop and execute on a strategic plan to deliver on promising therapies and maximize value for shareholders,” said Dr. Ken Carter.

Dr. Carter is a dynamic industry executive and scientific leader with deep experience in development-stage biotechnology companies. Over the past decade, he has helped found and lead several companies including NexImmune, Inc., an immuno-oncology company which he helped spin out from John Hopkins University and served as CEO from inception in 2011 until June 2017. He also co-founded and is currently Chairman of the Board of Noble Life Sciences, Inc, a pre-clinical contract research organization that enables translational science and product development for biotechnology and pharmaceutical companies. Dr. Carter was also co-founder and CEO of Avalon Pharmaceuticals from inception in 1999 until the Company’s merger with Clinical Data in 2009 and led Avalon’s initial public offering on the NASDAQ stock exchange in 2004. Under Dr. Carter’s leadership, Avalon developed a pipeline of cancer drug candidates based on a novel high-throughput genomic screening technology and successfully secured R&D partnerships with Merck, Novartis, Sanofi-Aventis and MedImmune.

Dr. Carter has served on numerous corporate and advisory boards including the National BIO Industry Organization, Antidote Therapeutics, Inc., Iterion Pharmaceuticals and the Maryland BioHealth Initiative (BHI). He is also an adjunct faculty member at John Hopkins University. He completed a postdoctoral fellowship in Cell Biology at the University of Massachusetts Medical School. He received his doctoral degree in Human Genetics and Cell Biology at the University of Texas Medical Branch at Galveston and his B.S. at Abilene Christian University.

Inducement Grant

In connection with Dr. Carter’s employment, on December 12, 2018, the Compensation Committee of the company’s Board of Directors approved the grant of a non-qualified inducement stock option to purchase 800,000 shares of the company’s common stock.  The option has an exercise price of the $0.425 (the closing price of the common stock on the date of grant), a term of ten (10) years, and vests as follows: (i) 200,000 of the stock options vest on the effective date of employment, (ii) 100,000 of the stock options vest on the six month anniversary of the effective date of employment, (iii) 100,000 of the stock options vest on the two year anniversary of the effective date of employment, and (iv) 400,000 of the stock options vest upon the achievement of certain performance-based milestones to be agreed upon by the Company and Dr. Carter.

About Neuralstem

Neuralstem is a clinical-stage biopharmaceutical company developing novel treatments for nervous system diseases of high unmet medical need. Neuralstem’s diversified portfolio of product candidates includes its proprietary neural stem cell technology.

The Company has two lead development candidates:

  NSI-566 is a neural stem cell therapy in clinical development for treatment of paralysis in stroke, for Amyotrophic Lateral Sclerosis (ALS) and for chronic spinal cord injury (cSCI).

  NSI-189 is a small molecule in clinical development for major depressive disorder (MDD) and in preclinical development for Angelman syndrome, irradiation-induced cognitive impairment, Type 1 and Type 2 diabetes, and stroke.

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the three, six and nine months ended March 31, June 30 and September 30, 2018, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Investors:
Argot Partners (Investor Relations)
212-600-1902
neuralstem@argotpartners.com